THE AEGIS FUNDS
SECOND AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS SECOND AMENDMENT, dated as of the 13th  day of January, 2014, to the Transfer Agent Servicing Agreement dated as of November 10, 2011, as amended October 7, 2013 (the “Agreement”), is entered into by and between THE AEGIS FUNDS, a Delaware business trust, (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the term of the Agreement;

WHEREAS, the parties intend to add Aegis Value Fund, a new series of the Trust, to the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Section 1.  Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Section 2. “Section 13.  Term of Agreement; Amendment” is hereby superseded and replaced with the following:

13.  Term of Agreement; Amendment

This Agreement shall become effective as of January 13, 2014 and, unless terminated pursuant to the terms hereof, will continue in effect until March 31, 2016.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust.

Section 3.  Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE AEGIS FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Scott L. Barbee	By: /s/ Michael R. McVoy

Name: Scott L. Barbee	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit A
to the
Transfer Agent Servicing Agreement

Separate Series of The Aegis Funds

Name of Series

Aegis High Yield Fund
Aegis Value Fund